Exhibit 5.01

May 2, 2011

Federated Investors, Inc.

Federated Investors Tower

Pittsburgh, Pennsylvania 15222-3779

Ladies and Gentlemen:

I am Senior Corporate Counsel of Federated Investors, Inc. (the “Company”) and I have acted as counsel for the Company in connection with the preparation of the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission for the registration under the Securities Act of 1933, as amended, of 3,500,000 shares of the Company’s Class B Common Stock, no par value per share (the “Shares”) in connection with the Federated Investors Stock Incentive Plan, as amended (the “Plan”).

I have examined the originals, certified copies or copies otherwise identified to my satisfaction as being true copies of the Plan and such other documents as I have deemed necessary or appropriate for purposes of this opinion.

Based on the foregoing, I am of the opinion that the Shares have been duly and validly authorized and reserved for issuance, and that the Shares, when issued under the terms of the Plan, will be legally and validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as Exhibit 5.01 to the Registration Statement.

Very truly yours,

/s/ John D. Johnson

John D. Johnson
Senior Corporate Counsel